GOODWILL PURCHASE AGREEMENT

     THIS GOODWILL PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2007, is entered into by and among CECO Environmental Corp., a Delaware corporation (“Parent”); GMD Acquisition Corp., a Delaware corporation (“Buyer”), and Gerald J. Reier (“Seller”).

WITNESSETH:

     WHEREAS, Seller is engaged in the design, manufacture, and sale of air pollution control systems and the furnishing of installation services to customers; and

     WHEREAS, Buyer desires to purchase, and Seller desires to sell, certain assets of Seller as described further below, as of the Closing Date; and

     WHEREAS, the “Business” of Seller is defined as the Purchased Assets (defined below) and the assets of GMD Environmental Technologies, Inc., a Texas corporation (“Technologies”), GMD Properties, Inc., a Texas corporation (“Properties”), GMD Services, Inc., a Texas corporation (“Services”) being purchased by Buyer pursuant to an Asset Purchase Agreement of even date herewith (the “APA”). Any capitalized term not defined herein shall have the meaning set forth in the APA.

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. At Closing (defined below), in exchange for the Purchase Price, and subject to the terms and conditions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s personal goodwill in the Business (the “Purchased Assets”).

1.2	Purchase Price.

(a) At the Closing, Buyer shall pay in the aggregate to Seller, by wire transfer of immediately available funds for the Purchased Assets, an amount equal to $1,600,000 (the “Purchase Price”).

     (b) In addition, Buyer shall pay the Earn-out in accordance with Sections 1.3 and 1.4.

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     1.3 Earn-Out. Buyer shall pay to Seller an amount equal to fifty percent (50%) of the cumulative amount by which annual Gross Profit of the Business exceeds $1,800,000.00 during each of Earn-out Period, pro-rated as described below, to be calculated after the close of Earn-out Year Three (the “Earn-out Amount”). The Earn-out Amount paid to Seller shall not exceed $1,000,000 (the “Earn-out Cap”).

     (a) The Earn-out Amount shall be paid by wire transfer by Buyer to an account specified by Seller on or before the later of the last day of the third calendar month following the Earn-out Period or three (3) business days after the calculation of the Earn-out Amount becomes binding and conclusive on the parties pursuant to Section 1.4.

     (b) “Gross Profit” as of a given date shall mean the aggregate gross profits of the Business in an Earn-out Year, calculated in the same manner as is reflected as “Gross Profit” in Seller’s regularly prepared, income statements.

(c)	“Earn-out Year” shall mean each of the following periods:

(i) the period commencing at the beginning of the month following the month of the Closing and ending on December 31, 2007 (“Earn-out Year One”);

     (ii) the 12-month period commencing January 1, 2008 and ending on December 31, 2008 (“Earn-out Year Two”); and

     (iii) the 12-month period commencing January 1, 2009 and ending on December 31, 2009 (“Earn-out Year Three”);

     (iv) the 10-month period commencing on January 1, 2010 and ending on October 31, 2010 (“Earn-out Year Four”);

     (v) (Earn-out Year One, Earn-out Year Two, Earn-out Year Three and Earn-out Year Four, collectively, the “Earn-out Period”).

     (d) The Earn-out Amount for Earn-out Year One shall be the amount by which Gross Profit of the Business for that period exceeds $300,000.

     (e) The Earn-out Amount for Earn-out Year Four shall be the amount by which Gross Profit of the Business for that period exceeds $1,500,000.

     (f) Buyer shall prepare a statement of Gross Profit on the same basis and applying the same accounting principles, policies, and practices set forth on Exhibit A and deliver the statement to Seller within ninety (90) days of the end of the Earn-out Period. Buyer shall furnish or cause to be furnished to Seller such work papers, records, or other documents relating to the applicable calculation of Gross Profit and Earn-out Amount, and access thereto, as may be necessary or reasonably appropriate for evaluation of each calculation.

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1.4	Dispute Procedure.

(a) If within forty-five (45) days following delivery of the Earn-out Amount calculation Seller has not given Buyer written notice of its objections to the Earn-out Amount calculation (which notice shall state the basis of Seller’s objection in reasonable detail), then the Earn-out Amount calculated by Buyer shall be binding and conclusive on the parties.

     (b) If either party duly gives the other party a notice of objection pursuant to Section 1.4 (a), and if Seller and Buyer fail to resolve the issues outstanding with respect to the calculation of the Earn-out Amount within thirty (30) days after the applicable party’s receipt of the objection notice, Seller and Buyer shall submit the issues remaining in dispute to Deloitte & Touche USA LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies, and practices set forth on Exhibit A. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller and Buyer within forty-five (45) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on the parties; and (iii) Seller and Buyer will each bear 50% of the fees and costs of the Independent Accountants for such determination.

     1.5 Closing. The closing of the transactions provided for herein (“Closing”) shall take place contemporaneously with the closing of the APA (the “Closing Date”), at the offices of Buyer’s counsel at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, commencing at 10:00 a.m. (local time) on October 31, 2007, unless Buyer and Seller otherwise agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Buyer, each of which Seller represents to be true and correct on the date hereof and shall be deemed made as of the Closing Date:

     2.1 Authority and Approval. Seller has full power and authority to execute and deliver this Agreement and each other agreement to which he or she is a party and perform his or her obligations hereunder and thereunder. This Agreement has been duly authorized by all necessary action of Seller and constitutes (and all instruments of transfer and other documents delivered by Seller in connection herewith, when delivered, will constitute) the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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     2.2 No Violations. Neither the execution and delivery of this Agreement and each other agreement to which he is a party by Seller nor the consummation of the transactions contemplated hereby or thereby will violate or conflict with, result in the breach of, accelerate the performance required by, constitute a default under, or require the approval or consent of any third party under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, or (ii) any mortgage, note, debt instrument, lease, or any other contract or agreement, written or oral, to which Seller is a party or by which he is bound or affected, or will be an event which after notice or lapse of time or both, will result in any such violation, conflict, breach, acceleration or default, or will result in the creation of a lien, charge or encumbrance on any of the Purchased Assets transferred hereunder.

     2.3 Title to Assets. Seller has good, marketable, fee simple title to the Purchased Assets owned by him free and clear of all mortgages, liens, pledges, charges, claims, restrictions, defects of title or other encumbrances or rights of others and, at the Closing, Seller shall transfer the same to Buyer free and clear of all mortgages, liens, pledges, charges, claims, restrictions, defects of title or other encumbrances or rights of others.

     2.4 Taxes. Seller has filed all state, federal and local tax returns, information returns, and reports required to be filed with respect to the Purchased Assets and has paid all taxes shown thereon to be due. All taxes which Seller is required to withhold or to collect have been duly withheld and collected and if required to be paid over to the proper governmental authorities have been so paid. No tax audits, liens, levies or assessments are pending (or have been completed and not discharged) or, to the best of each Seller’s knowledge, are threatened with respect to Seller, the Purchased Assets or the use thereof, his income or the Business. No claim for any tax due from or assessed against either Seller is being contested. None of Seller's tax returns or reports has been audited by the Internal Revenue Service or any state or local government or subdivision thereof, and Seller has not received any notice of deficiency or other assessment or other adjustment from the Internal Revenue Service or any state or local government or subdivision thereof, except to the extent such audit has been completed and any liability of Seller resulting therefrom has been fully paid and discharged. There are no agreements, waivers, or other arrangements providing an extension of time with respect to the assessment of any tax against Seller. To the best knowledge of Seller, no state of facts exists or has existed, nor has any event occurred, which would authorize or constitute the imposition of any further tax against Seller.

     2.5 Litigation. No Seller has notice of any claim, action, suit, or proceeding, administrative or judicial, pending or threatened against or affecting or involving any of the Purchased Assets, at law or in equity or before any federal, state, local, or other governmental authority, including, without limitation, any claim, proceeding, or suit for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement. No Seller is subject to or in default under any order, writ, injunction, or decree of any court or any governmental authority

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     2.6 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim by any person against Buyer for a finder’s fee, brokerage commission or similar payment.

     2.7 Full Disclosure. Any information furnished by Seller, his agents, accountants, and other representatives to Buyer pursuant to this Agreement, and the representations and warranties made herein by Seller, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make any statement, in light of the circumstances under which the statement is made, not misleading.

ARTICLE III.

BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer hereby makes the following representations and warranties to Seller, each of which Buyer represents to be true and correct on the date hereof and shall be deemed made as of the Closing Date.

     3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as it has been and is presently conducted.

     3.2 Authorization and Enforceability. Buyer has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, and this Agreement has been duly authorized by all necessary and proper corporate action of Buyer, and all instruments of assumption and other documents delivered by Buyer in connection herewith, when delivered, will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy laws or other applicable law.

     3.3 No Violations. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, (i) any provision of any order, ruling, judgment or decree of any court or any agency of government, (ii) the Certificate of Incorporation or Bylaws of Buyer, or (iii) any mortgage, note, debt instrument, lease, or any other contract or agreement, written or oral, to which Buyer is a party or by which it or any of its properties is bound or affected, or will be an event which after notice or lapse of time or both, will result in any such violation, conflict, breach, acceleration or default.

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ARTICLE IV.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     4.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing subject to Sections 4.4 and 4.5.

4.2 Indemnification and Reimbursement by Seller.

     Seller will indemnify, defend and hold harmless Buyer and their Representatives, and will reimburse them for Damages, arising from or in connection with:

     (a) any material breach of any representation or warranty made by Seller in this Agreement and any transfer instrument or any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement, which is not cured within 30 days of receipt of written notice from Buyer of such breach;

     (b) any material breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement, which is not cured within 30 days of receipt of written notice from Buyer of such breach;

     (c) any Liability arising out of the ownership or operation of the Purchased Assets prior to the Closing Date;

     (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with this Agreement.

4.3 Indemnification and Reimbursement by Buyer.

     Buyer will indemnify, defend and hold harmless Seller, and will reimburse Seller and his respective Representatives, for any Damages arising from or in connection with:

     (a) any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement, which is not cured within 30 days of receipt of written notice from Seller of such breach;

     (b) any material breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing, or instrument delivered by Seller pursuant to this Agreement;

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     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with this Agreement; and

     (d) any Liabilities of Seller related to the Business arising after the Closing Date (other than any Liability arising out of or relating to any breach that occurred prior to the Closing Date).

4.4 Limitations on Amount – Seller

     Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 4.2(a) until the total of all Damages with respect to such matters exceeds $75,000 at which time Seller shall be liable for all such Damages. However, this Section 4.4 will not apply to claims under Section 11.2(b) through (d) or to any breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any breach by Seller of any covenant or obligation, and Seller will be liable for all Damages with respect to such breaches.

4.5 Limitations on Amount – Buyer and Parent

     Buyer and Parent shall have no liability (for indemnification or otherwise) with respect to claims under Section 4.3 until the total of all Damages with respect to such matters exceeds $75,000, at which time Buyer and Parent shall be jointly and severally liable for all such Damages.

4.6	Time Limitations

(a) If the Closing occurs, Seller will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than those in Sections 2.1, or 2.4 as to which a claim may be made at any time), only if on or before October 31, 2010, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

     (b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than that set forth in Sections 3.1, as to which a claim may be made at any time), only if on or before October 31, 2010, Seller notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

4.7	Third-Party Claims

(a) Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to each Indemnifying Person of the assertion of such Third-Party Claim, provided that the failure to notify the

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Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

     (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 4.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IV for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

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     (d) Notwithstanding the provisions of Section 10.8, each party to this Agreement hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on such party with respect to such a claim anywhere in the world.

     (e) With respect to any Third-Party Claim subject to indemnification under this Article IV: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

     (f) With respect to any Third-Party Claim subject to indemnification under this Article IV, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

4.8 Other Claims

     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after full and final resolution thereof.

4.9 Indemnification in Case of Strict Liability or Indemnitee Negligence

     THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IV SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT, OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING

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INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE V.

ADDITIONAL AGREEMENTS OF THE PARTIES

     5.1 Consents. Seller shall obtain, on or before the Closing Date, all consents required to consummate the transactions contemplated hereby, without causing any breach, failure or default of any warranty, representation or covenant made by Seller in this Agreement or pursuant hereto.

5.2	Investigation.

(a) Seller shall permit Buyer and its authorized representatives and agents full access to Seller’s records pertaining to the Purchased Assets during normal business hours to investigate the assets and obligations of Seller. Seller shall furnish Buyer and its authorized representatives and agents with all information concerning the Seller’s assets and obligations which it reasonably requests subject to ethical and legal requirements.

     (b) Buyer shall permit Seller and his authorized representatives and agents reasonable access to Buyer, during normal business hours during the Earn-out Period and until the applicability of all contingent payments hereunder have been finally determined, to investigate the assets and obligations of Buyer. Buyer shall furnish Seller and his authorized representatives and agents with all reasonably necessary information concerning Buyer’s operations and obligations which they reasonably request subject to ethical and legal requirements.

     5.3 Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees incurred by such party in the preparation and execution of this Agreement and the consummation of the Closing hereunder and compliance with the terms and provisions hereof, whether or not the transactions herein provided shall be consummated.

     5.4 Tax Returns. Seller and Buyer shall each be solely responsible, at their respective sole cost and expense, for preparing and filing in a timely manner (so as to avoid the imposition of any interest or penalties) all tax returns required to be filed by them, whether arising as a result of the consummation of the transactions described herein or otherwise, and for the payment of all taxes required to be paid for any of such periods.

ARTICLE VI.

CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Buyer's obligation to consummate on the Closing Date the transactions contemplated

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by this Agreement and the APA shall be subject to the satisfaction as of the Closing Date of each of the conditions set forth in this Article VI, except to the extent that such satisfaction is waived by Buyer in writing.

     6.1 Representation and Warranties of the Seller. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date as if then made, without exception or deviation, and Buyer shall have received a certificate executed by Seller to that effect.

     6.2 Performance of this Agreement. Seller shall have duly performed or complied with all of the material covenants and obligations to be performed or complied with by him hereunder on or prior to the Closing Date, and Buyer shall have received a certificate executed by Seller to that effect.

     6.3 Absence of Proceedings. No proceeding shall have been instituted or threatened on or before the Closing Date by any person or entity, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on Seller.

     6.4 Material Adverse Change. There shall not have occurred as of the Closing Date any material adverse change, actual or threatened, for whatever reason, in any of the Purchased Assets or Seller’s financial condition or otherwise.

     6.5 Bill of Sale and Assignment. A duly executed Bill of Sale for the Purchased Assets shall be executed and delivered by Seller to Buyer.

     6.6 Other Documents. Buyer shall have received from Seller as of the Closing Date all such other duly executed documents and instruments as it may reasonably request in connection with the transactions contemplated by this Agreement.

     6.7 APA Closing. The transactions contemplated under the APA shall have been consummated.

     6.8 Waiver. In the event any condition set forth in this Article VI is not satisfied or waived in writing by Buyer on or before the Closing Date, Buyer shall have the right to terminate as of the Closing Date this Agreement, the APA and related agreements whereupon the parties shall be relieved of all further obligations to the other except for remedies provided in this Agreement against Seller for breach of Seller’s covenants, representations or warranties set forth in this Agreement. Seller hereby represents and warrants to Buyer that Seller understand that some or all of the conditions may not be satisfied or waived by Buyer as of the Closing Date and Buyer shall have the right, in its sole discretion, to terminate as of the Closing Date this Agreement, the APA and related agreements as a result thereof, and Seller hereby assumes the risk that Buyer may elect to terminate as of the Closing Date this Agreement, the APA and related agreements, and Seller is hereby estopped from objecting to and waive any action against

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Buyer for Buyer's election to terminate this Agreement, the APA and related agreements as a result of any condition precedent not being satisfied or waived in writing by Buyer.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

     Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Seller’s obligation to consummate on the Closing Date the transactions contemplated by this Agreement and the APA shall be subject to the satisfaction as of the Closing Date of each of the conditions set forth in this Article VII, except to the extent that such satisfaction is waived by Seller in writing.

     7.1 Representations and Warranties of Buyer. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on the Closing Date as if then made, without exception or deviation, and Seller shall receive a certificate executed by the President of Buyer to that effect.

     7.2 Performance of this Agreement. Buyer shall have duly performed or complied with all of the covenants and obligations to be performed or complied with by it on or prior to the Closing Date, and Seller shall receive a certificate executed by the President of Buyer to that effect.

     7.3 Absence of Proceedings. No proceeding shall have been instituted or threatened on or before the Closing Date by any person or entity the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement.

7.4	Purchase Price. Buyer shall have delivered the Purchase Price to Seller.

7.5	Material Adverse Change. There shall not have occurred as of the Closing Date any material adverse change, actual or threatened, for whatever reason, in Buyer’s financial condition or otherwise.

     7.6 Employment Agreement. Employment Agreement, in the form attached as an Exhibit to the APA, shall have been executed.

     7.7 Other Documents. Seller shall have received from Buyer as of the Closing Date all such other duly executed documents and instruments as they may reasonably request in connection with the transactions contemplated by this Agreement.

     7.8 APA Closing. The transactions contemplated under the APA shall have been consummated.

     7.9 Waiver. In the event any condition set forth in this Article VII is not satisfied or waived in writing by Seller on or before the Closing Date, Seller shall have the right to terminate

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as of the Closing Date this Agreement, the APA and related agreements whereupon the parties shall be relieved of all further obligations to the other except for remedies provided in this Agreement against Buyer for breach of Buyer’s covenants, representations or warranties set forth in this Agreement. Buyer hereby represents and warrants to Seller that Buyer understands that some or all of the conditions may not be satisfied or waived by Seller as of the Closing Date and Seller shall have the right, in his sole discretion, to terminate as of the Closing Date this Agreement, the APA and related agreements as a result thereof, and Buyer hereby assumes the risk that Seller may elect to terminate as of the Closing Date this Agreement, the APA and related agreements, and Buyer is hereby estopped from objecting to and waives any action against Seller for Seller’s election to terminate this Agreement, the APA and related agreements as a result of any condition precedent not being satisfied or waived in writing by Seller.

ARTICLE VIII.

OBLIGATIONS AT CLOSING

     8.1 Obligations of Seller to Buyer at Closing. Seller hereby covenants and agrees to deliver to Buyer, at the Closing, the following:

     (a) The Purchased Assets together with the Bill of Sale referenced in Section 6.5 executed by Seller and any transfer taxes or fees required in connection with such transfer and such other appropriate documents and instruments of transfer as Buyer may reasonably request;

(b)	All consents contemplated by Section 5.1;

(c)	Such other documents and instruments as counsel to Buyer may reasonably request.

     8.2 Obligations of Buyer to Seller. Buyer hereby covenants and agrees to deliver to Seller, at the Closing, the following:

(a)	The Purchase Price as required by Section 1.2(a);

(b)	All consents contemplated by Section 5.1;

(c)	Such other documents and instruments as counsel to Seller may reasonably request.

ARTICLE IX. TERMINATION AND REMEDIES

     9.1 Termination at Closing. If any of the conditions set forth in Article VI or Section 8.1 hereof are not satisfied as of the Closing Date or waived by Buyer in writing, then

Buyer may terminate as of the Closing Date this Agreement, the APA and related agreements by

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notifying Seller in writing. If any of the conditions set forth in Article VII or Section 8.2 hereof are not satisfied as of the Closing Date or waived by Seller in writing, then Seller may terminate as of the Closing Date this Agreement, the APA and related agreements by notifying Buyer in writing.

     9.2 Termination by Either Party. This Agreement may be terminated by either party on or prior to the Closing Date if (a) any court or government or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any action restraining, enjoining, or otherwise prohibiting any or all of the transactions contemplated hereby; or (b) the APA is terminated.

     9.3 Remedies Not Exclusive. The rights and remedies of the parties pursuant to this Article IX are not exclusive, and are in addition to all other rights and remedies which they may have at law or in equity, and may be exercised in any manner, order or combination.

     9.4 Effect of Termination. Termination of this Agreement under this Article IX shall automatically and immediately terminate any documents executed between the parties, but shall not eliminate any rights or remedies which any party to this Agreement might have against any other party to this Agreement arising under this Agreement prior to, or as a result of, such termination, and which by the terms of this Agreement have survived the termination of this Agreement.

ARTICLE X. MISCELLANEOUS

     10.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers, or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other parties):

Seller:

Gerald J. Reier P.O. Box 11375 Ft. Worth, TX 76110 Fax no.: (817) 923-0035 Electronic mail address: geraldr@gmdenv.com

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Buyer and Parent:

CECO Environmental Corp. 3120 Forrer St.

Cincinnati, OH 45209 Attention: Dennis Blazer Fax no.: (513) 458 - 2644

Electronic mail address: dblazer@cecoenviro.com

or at such other addresses as the parties may from time to time designate by notice as provided herein.

     10.2 Entire Agreement. This Agreement, including the exhibits and schedules referred to herein, which are a part hereof, contain the entire understanding of the parties hereto and supersede all prior and contemporaneous negotiations, statements and agreements with respect to the subject matter contained herein.

     10.3 Binding Effect; Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, and the original parties hereto shall remain fully responsible for their respective obligations incurred hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereof and their respective successors, assigns, heirs and legal representatives.

     10.4 Amendment. This Agreement may be modified or terminated only by written instrument executed by Buyer and each Seller or their respective successors, assigns and personal representatives.

     10.5 No Waiver. Any waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by any other party shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with any other provision of this Agreement.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

10.8 Governing Law; Consent to Jurisdiction.

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     (a) Any proceeding (other than an arbitration) arising out of or relating to this Agreement shall be brought in the courts of Tarrant County, Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any such proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

     (b) THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES

IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     10.9 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

     10.10 Severability. If any term or provision of this Agreement is to any extent unenforceable or invalid, such term or provision shall be ineffective to the extent of such unenforceability or invalidity without invalidating or rendering unenforceable any other term or provision of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

SELLER:

/s/ Gerald J. Reier_____________________ Gerald J. Reier

BUYER:

GMD ACQUISITION CORP. By: /s/ Dennis W. Blazer Name: Dennis W. Blazer Title: Treasurer

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